Exhibit 10.14

SUBLEASE AGREEMENT

THIS SUBLEASE AGREEMENT (“Sublease”) is dated as of January 31, 2011 and made effective as of October 11, 2010, by and between MICROSTRATEGY INCORPORATED, a Delaware corporation (“Sublandlord”), and AEROMAR MANAGEMENT COMPANY, LLC, a Delaware limited liability company (“Subtenant”), whose sole member is Michael J. Saylor (“Subtenant Principal”).

RECITALS

A. Sublandlord is the tenant under that certain Deed of Lease by and between 1850 TC Plaza, LLC, a Delaware limited liability company, as landlord (“Master Landlord”), and Sublandlord, as tenant, dated January 28, 2010, as amended by that certain First Amendment to Deed of Lease dated as of May 26, 2010 (the “First Amendment”) (such lease, as so amended and as it may be further amended from time to time, the “Master Lease”), for certain space located at 1850 Towers Crescent Plaza, Vienna, VA 22182 (the “Premises”).

B. Subtenant wishes to sublease a portion of the Premises from Sublandlord.

Now, therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.	Basic Sublease Information.

The information set forth in this Section (the “Basic Sublease Information”) is intended to supplement and/or summarize the provisions set forth in the balance of this Sublease. Each reference in this Sublease to any of the terms set forth below shall mean the respective information set forth next to such term as amplified, construed or supplemented by the particular Section(s) of the Sublease pertaining to such information. In the event of a conflict between the provisions of this Section and the balance of the Sublease, the balance of the Sublease shall control.

Sublandlord:	MicroStrategy Incorporated, a Delaware corporation

Sublandlord’s Address for Notices:	1850 Towers Crescent Plaza Vienna, VA 22182 Attn: General Counsel with a copy (which shall not constitute notice) to: WilmerHale 60 State Street Boston, MA 02109 Attn: Paul Jakubowski, Esq.

Subtenant:	Aeromar Management Company, LLC

Subtenant’s Address for Notices:	As from time to time designated in a written notice by Subtenant to Sublandlord

Subdemised Premises:	That portion of the Premises specifically indicated on Attachment A hereto representing approximately 120 square feet

Building:	1850 Towers Crescent Plaza, Vienna, VA 22182

Permitted Use:	As specified in Sections 5 and 12(a) of the Master Lease

Commencement Date:	The term of the Sublease shall commence upon October 11, 2010 (the “Commencement Date”).

Expiration Date:	This Sublease shall be for an initial term of one (1) year (the “Initial Term”), which term shall automatically renew for one (1) year periods at the end of such term and each succeeding renewal term (as applicable), provided, however, that (i) either party may terminate this Sublease by providing written notice setting forth a termination date to the other party at least seven (7) days prior to such termination date and (ii) this Sublease shall terminate on any date on which the Master Lease is terminated or expires or this Sublease is terminated or expires pursuant to the terms herein (any such expiration date or termination date, the “Expiration Date”).

Subtenant’s Insurance:	Specified and as required in Section 12 of the Master Lease

Security Deposit:	None

2.	Sublease Relocation.

Sublandlord hereby subleases to Subtenant, and Subtenant hereby subleases from Sublandlord, the Subdemised Premises upon all of the terms, covenants and conditions in this Sublease, together with the right to use such other portions of the Premises (e.g., conference rooms) as Sublandlord may from time to time, in its sole discretion, permit Subtenant to use (“Subtenant Courtesy Space”). Sublandlord shall have no obligation to permit Subtenant to use any Subtenant Courtesy Space and the use of such Subtenant Courtesy Space shall be subject to all of the terms, covenants and conditions in this Sublease and any rules and regulations promulgated by Sublandlord. Sublandlord shall have the right, upon five (5) days notice to Subtenant, and at the expense of Sublandlord, to relocate the Subdemised Premises to a location, consisting of between 100 and 300 square feet, elsewhere in the Premises as designated by Sublandlord. Upon such relocation, said relocated Subdemised Premises shall thereafter automatically be the “Subdemised Premises” for all purposes of this Sublease.

3.	Delivery Condition.

Subtenant acknowledges that it takes possession of the Subdemised Premises in its “as is” condition on the Commencement Date and further acknowledges that Sublandlord has made no representations or warranties of any kind or nature, whether express or implied, with respect to the Subdemised Premises, the remainder of the Premises, the common areas, or the Building, nor has Sublandlord agreed to undertake or perform any modifications, alterations, or improvements to the Subdemised Premises, the remainder of the Premises, the common areas or the Building which would inure to Subtenant’s benefit.

4.	Term.

4.1 Term. The term (the “Term”) of this Sublease shall commence on the Commencement Date and shall end on the Expiration Date.

4.2 Surrender. Subtenant shall, on or before the Expiration Date, and/or such earlier date(s) (each a “Surrender Date”) on which Subtenant ceases to occupy a portion of Subleased Premises (“Surrendered Space”), including, without limitation, pursuant to Section 2 above remove all personal property, furniture, trade fixtures and other equipment from the Surrendered Space or Subdemised Premises, as applicable, provided that the removal of the same does not adversely affect the Building structure or any Building operating system and is not prohibited by the Master Lease, and that Subtenant promptly repairs any damage to the Building structure or its operating systems caused by such removal pursuant to the requirements of the Master Lease. In the event that Subtenant fails to remove any such items as required by this Section 4.2 by the Expiration Date or Surrender Date, as applicable, all such items remaining on the Surrendered Space or Subdemised Premises, as applicable, after the Expiration Date or Surrender Date, as applicable, shall be deemed abandoned and Sublandlord may dispose of such items as it sees fit, without liability to Subtenant. Subtenant shall also be responsible for the removal, on or before the Expiration Date or Surrender Date, as applicable, of all alterations as required under the Master Lease installed by Subtenant pursuant to this Sublease and shall be responsible for any associated repair or restoration of the Surrendered Space or Subdemised Premises, as applicable, required under the Master Lease. In all other respects, Subtenant shall deliver the Surrendered Space or Subdemised Premises broom clean, in its condition as of the Commencement Date, as applicable, reasonable wear and tear and casualty excepted. In no event shall Subtenant remove any of the wiring, cabling, mechanical system(s), electrical system(s), plumbing system(s) or HVAC system(s) except as otherwise required pursuant to this Section 4.2.

Subtenant shall vacate and deliver possession of the Surrendered Space or Subdemised Premises, as applicable, free of all liens, charges or encumbrances resulting from any act or omission on Subtenant’s part, and free and clear of any and all violations of any law, rule or regulation of any federal, state, municipal or other agency or authority by reason of Subtenant’s actions or failures to fulfill any of its obligations under this Sublease (“Violations”). Subtenant shall indemnify Sublandlord against any and all loss, expense, damage, costs or attorneys’ fees arising out of Violations occurring any time on or after the Commencement Date. The voluntary or other surrender of this Sublease by Subtenant, or a mutual cancellation thereof, shall not automatically terminate any sub-subleases or sub-subtenancies or other agreements by which Subtenant has, in accordance with the terms and conditions of this Sublease, granted rights to third parties to all or any part of the Subdemised Premises, but shall, at the option of Sublandlord, either (1) terminate all or any existing sub-subleases or sub-subtenancies or such other agreements, or (2) operate as an assignment to Sublandlord of any or all such sub-subleases or sub-subtenancies or such other agreements.

5.	Use and Compliance With Laws.

Subtenant shall use the Subdemised Premises for the Permitted Use (as specified in the Basic Sublease Information) during the Term of this Sublease, and for no other use or uses. Subtenant shall not engage in any activities prohibited by the Master Lease. Subtenant shall not use or store flammable or hazardous materials on the Subdemised Premises. Subtenant shall not perform any act or carry on any practice which may injure the Subdemised Premises or cause any offensive odors or noises that constitute a nuisance or menace to any other tenant or tenants of the Building or the Premises or other persons, and in no event shall any noises or odors be emitted from the Subdemised Premises. Nothing shall be done upon or about the Subdemised Premises which shall be unlawful, improper, or contrary to any law, ordinance, regulation or requirement of any public authority or insurance inspection or rating bureau or similar organization having jurisdiction and Subtenant shall be in compliance at all times with all such laws, ordinances, regulations and requirements. Subtenant shall observe and comply with, and shall cause its employees, agents and invitees to observe and comply with the restrictions set forth in this Sublease. Subtenant agrees to comply with all rules and regulations that (i) Master Landlord has made or may hereafter from time to time make for the Building and/or the Premises and (ii) Sublandlord has made or may hereafter from time to time make for the Premises. Sublandlord shall not be liable to Subtenant or any party claiming through Subtenant in any way for damage caused by the failure of any of the other tenants of the Building to comply with such similar or other covenants in their leases or of such rules and regulations.

6.	Insurance.

Sublandlord shall add Subtenant as an additional insured to the policies of insurance maintained by Sublandlord pursuant to Section 12(b)(2), (b)(3) and (c) of the Master Lease.

7.	Assignment and Subletting.

Subtenant shall not (1) directly or indirectly, voluntarily or by operation of law, sell, assign, encumber, pledge or otherwise transfer or hypothecate any of its interest in or rights with respect to the Subdemised Premises or Subtenant’s leasehold estate hereunder (collectively, “Assignment”), (2) permit all or any portion of the Subdemised Premises to be occupied by anyone (whether pursuant to a license, concession or otherwise) other than Subtenant, Subtenant’s employees, agents, advisors, consultants, contractors and other personnel or Subtenant’s affiliates’ employees, agents, advisors, consultants, contractors and other personnel, provided that such permitted occupancy may not constitute a sublease or (3) sublet all or any portion of the Subdemised Premises without the prior written consent of Sublandlord and, if required by the Master Lease, Master Landlord, which consent of Sublandlord may be given or withheld in its sole discretion. For purposes of this Sublease, the direct or indirect transfer of any ownership interests in Subtenant shall be deemed an Assignment within the meaning of this Section 7.

8.	Alterations.

Subtenant shall not make or suffer to be made any alterations, additions or improvements to the Subdemised Premises, including, without limitation, those related to wiring, cabling or mechanical, electrical, plumbing, or HVAC systems, or modifications to existing finishes, without the prior written consent of Master Landlord, as may be required under the Master Lease, and of Sublandlord. Additionally, Subtenant shall be subject to the standards for repairs and alterations set forth in the Master Lease and any review and approval required under the Master Lease.

9.	Repairs and Maintenance.

9.1 Subtenant’s Responsibility. Subtenant shall be responsible for the maintenance and repair of the Subdemised Premises in accordance with the provisions of the Master Lease.

9.2 Sublandlord’s Responsibility. As between the parties to this Sublease, Sublandlord shall have no responsibility or liability to Subtenant or anyone claiming through Subtenant, for the Subdemised Premises including, without limitation, the roof, roof covering, foundation, subfloors, building structural components, major building systems (plumbing, electrical and heating, air conditioning and ventilation systems), and exterior walls of the Subdemised Premises or for damage to or loss of personal property including without limitation computer equipment and computer data.

10.	Default.

Subtenant shall be subject to the same default provisions as specified in Section 19 of the Master Lease as if it were the tenant thereunder, and Sublandlord shall have all the remedies specified therein, as if it were Master Landlord, including, without limitation, the right to terminate the Sublease and right to perform Subtenant’s obligations under this Sublease at Subtenant’s cost. Notwithstanding the foregoing, Subtenant shall only be entitled to one-half (1/2) of the cure period for a default, if any, provided for under the Master Lease.

11.	Indemnity.

In addition to such indemnities as may be provided for in the Master Lease, Subtenant agrees to indemnify and hold Sublandlord and its employees, agents, advisors, consultants, contractors and other personnel, as well as Sublandlord’s affiliates’ employees, agents, advisors, consultants, contractors and other personnel (all such parties individually a “Sublandlord Party” and collectively, “Sublandlord Parties”) harmless against all loss, damage, liability, or expense suffered or claimed against any Sublandlord Party, by any person or entity (i) caused by or otherwise arising from, in whole or in part, any breach or default by Subtenant of any covenant or obligation it has hereunder (including but not limited to all covenants or obligations of the tenant under the Master Lease assumed by Subtenant pursuant to the terms of this Sublease), or (ii) caused by or in connection with anything owned or controlled by Subtenant, or (iii) resulting from any act, failure to act, or negligence of Subtenant or its employees, agents or invitees, or (iv) resulting from any nuisance suffered on the Subdemised Premises, except for damage or injury to third parties or property resulting from the proven gross negligence of Sublandlord. Subtenant further agrees to indemnify Sublandlord and hold Sublandlord harmless from all losses, damages, liabilities and expenses which Sublandlord may incur, or for which Sublandlord may be liable to Master Landlord, arising from the acts or omissions of Subtenant which are or are alleged to be defaults of Sublandlord under the Master Lease or are the subject matter of any indemnity or hold harmless of Sublandlord, as tenant, to Master Landlord under the Master Lease. The obligations of Subtenant to indemnify Sublandlord and/or the Sublandlord Parties and/or hold the Sublandlord and/or the Sublandlord Parties harmless in this Section 11 and elsewhere herein shall survive the expiration or other termination of this Sublease.

12.	Master Lease.

12.1 Master Lease. Notwithstanding anything in this Sublease to the contrary, the rights of Subtenant shall be subject to and limited by the terms and conditions contained in the Master Lease, as they may be amended from time to time. Sublandlord shall have the right to amend, modify or terminate the Master Lease from time to time without the consent of Subtenant. Any rights granted to Subtenant herein which are limited by the Master Lease shall be deemed to be so limited by this Sublease.

12.2 No Violation. Notwithstanding anything in this Sublease to the contrary, Subtenant shall not commit or permit to be committed any act or omission which shall violate any term or condition of the Master Lease. In addition to such indemnities as may be provided for in the Master Lease, Subtenant shall indemnify and hold harmless Sublandlord from and against any loss, liability, claim, cost or expense (including reasonable attorneys’ fees) incurred by Sublandlord as a result of any termination or attempted termination of the Master Lease resulting from any such act or omission by Subtenant.

12.3 Termination of Master Lease. If the Master Lease terminates for any reason prior to the expiration or other termination of this Sublease, this Sublease shall terminate concurrently therewith without any liability of Sublandlord to Subtenant and, except for any Subtenant obligations hereunder arising on or prior to the termination of this Sublease, following Subtenant’s surrender in compliance with Section 4.2 hereof, Subtenant’s obligations hereunder shall terminate, except with respect to any indemnification or hold harmless obligations of Subtenant, which shall survive such termination.

12.4 Incorporation of Master Lease. Notwithstanding any other provision of this Sublease to the contrary, this Sublease and Subtenant’s rights under this Sublease shall at all times be subject to all of the terms, covenants, and conditions of the Master Lease (a copy of which agreement, as currently in effect, Subtenant hereby represents that it has received), with the same force and effect as if fully set forth herein, and except as otherwise expressly provided for herein, Subtenant shall keep, observe and perform or cause to be kept, observed and performed faithfully all those terms, covenants and conditions of Sublandlord as tenant under the Master Lease with respect to the Subdemised Premises. Except as otherwise provided hereby, the terms, conditions, rights and responsibilities of the Master Lease are incorporated herein by reference, and Sublandlord shall have the rights and responsibilities with respect to the Subtenant that the Master Landlord has with respect to Sublandlord pursuant to the Master Lease, and Subtenant shall have the rights and responsibilities with respect to Sublandlord that Sublandlord has with respect to the Master Landlord pursuant to the Master Lease. However, to the extent that the Master Lease requires or obligates Master Landlord to maintain, repair, restore, or otherwise expend any money or take any action to preserve and maintain all or any portion of the Subdemised Premises or to furnish any services to the Subdemised Premises, such obligation shall not pass to Sublandlord by reason of this Sublease and shall remain with the Master Landlord. Subject to the first sentence of this Section 12.4, with respect to the relationship between the Sublandlord and the Subtenant, the terms, covenants and conditions of this Sublease shall control with respect to any conflict or inconsistency between the terms, covenants and conditions contained herein and the terms, covenants and conditions of the Master Lease. Notwithstanding the foregoing, the following sections of the Master Lease are hereby excluded from application to or incorporation within this Sublease: Sections 1(c), 1(f), 3, 4, 6, 7, 9, 10(a)-(f), 10(h)-(i), 12(e)-(g), 20, 29, 30, 31, 32

(“holding over” provisions only), 38, 39, 49, 51, Exhibits B, B-1, B-2, B-3, H-1, H-2, N, O, P, R, U, V and Riders 1-8; and First Amendment Sections 3, 4, 6(iii), 7 and 8.

13.	Parking.

Subtenant shall be provided access to one (1) Exclusive Use Space (as defined in the Master Lease) without charge at the Building. Sublandlord may, at its discretion, provide Subtenant with one (1) additional Exclusive Use Space without charge at the Building. All parking spaces utilized by Subtenant shall be used in accordance with the terms of the Master Lease, including Section 49 of the Master Lease. Any additional parking spaces at the Premises or elsewhere required or desired by Subtenant shall be obtained by Subtenant at its sole cost and expense. Sublandlord makes no representation or warranty concerning the availability of parking spaces.

14.	Brokers.

Subtenant represents that it has dealt with no broker or agent in connection with this Sublease and Subtenant shall hold Sublandlord harmless from any and all liability, loss, damage, expense, claim action, demand, suit or obligation arising out of or relating to a breach by Subtenant of such representation.

15.	Counterparts.

This Sublease may be executed in one or more counterparts, each of which shall constitute one and the same instrument.

16.	Governing Law.

This Sublease shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Virginia, except with respect to the choice-of-law provisions thereof.

17.	Waivers; Amendments.

No failure or delay by any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided herein shall be cumulative and not exclusive of any rights or remedies provided by law. Any provision of this Sublease may be waived if, but only if, such waiver is in writing and is signed by the party against whom the enforcement of such waiver is sought. No waiver of any provision of this Sublease, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such provision. This Sublease may not be amended, modified or supplemented other than by a written instrument signed by each party hereto.

18.	Entire Agreement.

This Sublease (including the Addendum hereto) constitutes the entire agreement and understanding among the parties hereto and supercedes any and all prior agreements and understandings, written or oral, relating to the subject matter hereof.

19.	Severability.

Any term or provision of this Sublease which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Sublease or affecting the validity or enforceability of any of the terms or provisions of this Sublease in any other jurisdictions, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

20.	Addendum.

Certain terms and conditions relating to the provision of services by Sublandlord to Subtenant and other matters in connection with Subtenant’s use of the Subdemised Premises by Subtenant are set forth in the Addendum hereto, the terms and conditions of which is incorporated herein and shall be a part of this Sublease as if fully set forth herein.

[Signature page follows]

IN WITNESS WHEREOF, this Sublease shall be deemed to have been executed and delivered as of the date first set forth above.

SUBLANDLORD:

MICROSTRATEGY INCORPORATED, a Delaware corporation

By:	/s/ Douglas K. Thede

Name:	Douglas K. Thede

Title:	Executive Vice President, Finance & Chief
Financial Officer

SUBTENANT:

AEROMAR MANAGEMENT COMPANY, LLC a Delaware limited liability company

By:	/s/ Thomas N. Heyer

Name:	Thomas N. Heyer

Title:	President

Attachment A

ADDENDUM TO SUBLEASE

1.	Provision of Services and Equipment by Sublandlord

Upon the request of Subtenant, Sublandlord agrees to provide the following to Subtenant and to Subtenant’s employees or agents who shall be working in the Subdemised Premises, at no cost to Subtenant: (i) security access badges, in the appropriate form or forms and with the appropriate access levels as determined by Sublandlord, to allow such persons access to the Subdemised Premises, (ii) access to and use of Sublandlord’s computer network (so long as such persons comply with Sublandlord’s computer network policies and with such restrictions on access and use as Sublandlord may, in its sole discretion, deem appropriate) subject to Sublandlord’s information systems security policies, (iii) information systems support as determined by Sublandlord in its sole discretion to be appropriate, (iv) access to and use of the Bloomberg terminal and associated services to which Sublandlord subscribes to the extent that such use (A) does not unduly interfere or otherwise conflict with Sublandlord’s use of such terminal and associated services and (B) would not result in Subtenant being the principal user of such terminal and associated services, (v) commercially reasonable use of Sublandlord’s photocopiers and printers (including facsimile capabilities) located in the common areas in the vicinity of the Subdemised Premises, (vi) commercially reasonable use of office phone equipment and associated phone service consistent with Sublandlord’s standard phone equipment and phone service provided to Sublandlord’s personnel, (vii) Sublandlord’s standard office furniture in the Subdemised Premises and (viii) commercially reasonable office supplies as generally available in the common area supply room.

2.	Income Imputation and Tax Gross-Up

To the extent that the provision of the Subdemised Premises or any services or equipment by Sublandlord hereunder constitutes income to Subtenant Principal, Sublandlord agrees to periodically include and report the fair market value of such benefits in Subtenant Principal’s W-2 wages, and pay to Subtenant Principal (or withhold and pay to the appropriate taxing authority on behalf of Subtenant Principal) a “tax gross-up” approximating Subtenant Principal’s (i) federal and state income and payroll taxes (the “Income Taxes”) on any compensation imputed to Subtenant Principal in connection with the sublease, plus (ii) Income Taxes on the taxes that Subtenant Principal may incur as a result of the payment of taxes by the Sublandlord with respect to such imputed compensation.

3.	Confidentiality; Insider Trading

(a) Subtenant agrees to, and agrees to cause all employees, agents, advisors, consultants, contractors and other personnel of Subtenant and Subtenant’s affiliates (collectively, “Personnel”) to keep confidential and not disclose any information that Subtenant or such Personnel may obtain or possess relating to Sublandlord, including without limitation, Sublandlord’s employees, business, technology, financial information and all other information whatsoever (“Confidential Information”). Subtenant agrees to comply with, and to cause Personnel to comply with, all procedures required by Sublandlord to prevent Subtenant and Personnel from disclosing Confidential Information of Sublandlord including, without limitation, the execution and delivery by Subtenant and by all Personnel who will be located at or otherwise have access to the Subdemised Premises of a non-disclosure agreement in the form required by Sublandlord. Information that is already in the public domain shall not be deemed “Confidential Information” hereunder. Subtenant acknowledges that Sublandlord shall not have an adequate remedy at law in the event of a breach or threatened breach of this Section 3(a) by Subtenant or any Personnel and that Sublandlord shall be entitled to injunctive relief in the event of a breach or a threatened breach of this Section 3(a) by Subtenant or by any Personnel.

(b) Subtenant agrees to comply with, and agrees to cause any Personnel who will be located at or otherwise have access to the Subdemised Premises to comply with Sublandlord’s Insider Trading Policy (and any amendments or successor policy thereto), a copy of which policy in effect as of the date hereof Subtenant acknowledges receiving. Subtenant agrees to execute, and to cause any Personnel who will be located at or otherwise have access to the Subdemised Premises to execute, from time to time an acknowledgment that Subtenant and Subtenant’s personnel have reviewed and understand Sublandlord’s Insider Trader Policy and agree to comply with Sublandlord’s Insider Trader Policy.

(c) Subtenant agrees to comply with, and agrees to cause any Personnel who will be located at or otherwise have access to the Subdemised Premises to comply with Sublandlord’s Code of Conduct (and any amendments or successor policy thereto), a copy of which policy in effect as of the date hereof Subtenant acknowledges receiving, to the extent that such Code of Conduct is not applicable solely to employees of Sublandlord. At Sublandlord’s request, Subtenant agrees to execute, and to cause any Personnel who will be located at or otherwise have access to the Subdemised Premises to execute, from time to time an acknowledgment that Subtenant and Subtenant’s personnel have reviewed and understand Sublandlord’s Code of Conduct and agree to comply with Sublandlord’s Code of Conduct.

4.	Subtenant Personnel

Subtenant acknowledges that all Personnel shall be employees, contractors, representatives, or other personnel of Subtenant or Subtenant’s affiliates, as applicable, only and not employees of Sublandlord for any purpose (except to the extent that any such person is separately employed or engaged by Sublandlord or any of its subsidiaries and such relationship is explicitly addressed in a separate written document between the individual(s) and Sublandlord) and that such persons shall be solely under the direction and control of Subtenant or Subtenant’s affiliates, as applicable, and that Sublandlord shall have no authority to direct any such Personnel. Nothing in this Sublease shall be deemed or construed as creating an employment relationship between Subtenant and the employees, contractors, subcontractors, representatives, or other personnel of Subtenant. Subtenant further acknowledges that Personnel will not be compensated by Sublandlord and will not receive employee benefits from Sublandlord and that Sublandlord shall not have any obligation therefor. Subtenant agrees that Personnel shall not hold themselves out as employees, contractors, representatives, or other personnel of Sublandlord and Subtenant agrees to take all reasonable actions requested by Sublandlord to make clear that Personnel are not employees, contractors, representatives, or other personnel of Sublandlord, including without limitation the following: (i) email addresses of Subtenant and any Personnel shall not include any reference to Sublandlord, provided, however, that Sublandlord may, in its sole discretion, establish one or more email addresses that include reference to Sublandlord for purposes of providing information systems support to Subtenant, in accordance with the terms hereof, but any such email address shall not be used by Subtenant or any Personnel for sending or receiving email except within Sublandlord’s internal computer network as specifically approved by Sublandlord, (ii) Subtenant and Personnel shall not be entitled to use letterhead of Sublandlord, and (iii) Subtenant shall be entitled to only those services set forth in Section 1 of this Addendum. Subtenant is responsible for complying with all labor and employment laws with respect to its employees, contractors, representatives, and other personnel. Subtenant further agrees to defend, indemnify and hold Sublandlord, its affiliates, and its officers, directors, employees and agents harmless from and against any and all liabilities, losses, claims, damages and expenses of any nature, including reasonable attorneys’ fees, that are or may be incurred by Sublandlord arising out of the relationship between Subtenant and its employees, contractors, representatives, and other personnel. Subtenant further agrees to adopt workplace and other personnel policies governing such matters as sexual harassment, anti-discrimination, drug free workplace and other matters as are customary for employers in Fairfax County, Virginia, as well as take all appropriate steps to comply with all applicable federal, state, and local laws, rules, regulations, and orders with respect to its Personnel. For purposes of this section, the term “Sublandlord” includes MicroStrategy Incorporated and its subsidiaries.